Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

May 31, 2011

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: OncoSec Medical Incorporated — SEC File No. 000-54318

Dear Ladies and Gentlemen:

We have read the statements of OncoSec Medical Incorporated (the “Company”) in Item 4.01 on Form 8-K dated May 27, 2011 and we are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC